June 25, 2007
DWS RREEF World Real Estate & Tactical Strategies Fund, Inc.
345 Park Avenue
New York, NY 10154

Re:	Registration Statement on Form N-2 1933 Act File No: 333-142047 1940 Act File No: 811-22046
Ladies and Gentlemen:
     We have acted as special Maryland counsel to DWS RREEF World Real Estate & Tactical Strategies Fund, Inc. (the “Company”), a corporation incorporated under the laws of the State of Maryland, in connection with the issuance of up to 50,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.01 per share, in an initial public offering pursuant to the above referenced Registration Statement on Form N-2 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “1933 Act”) and the Investment Company Act of 1940, as amended (the “1940 Act”). We understand that our opinion is required to be filed as an exhibit to the Registration Statement.
     In rendering the opinions set forth below, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:
     (i) the Registration Statement;
     (ii) the charter of the Company as in effect on the date hereof;
     (iii) the bylaws of the Company, as amended or supplemented and in effect on the date hereof;
     (iv) a certificate of the Company regarding certain matters in connection with this opinion (the “Certificate”);
     (v) a certificate of the Maryland State Department of Assessments and Taxation dated June 22, 2007 to the effect that the Company is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland; and
     (vi) such other documents and matters as we have deemed necessary and appropriate to render this opinion, subject to the limitations, assumptions, and qualifications contained herein.

DWS RREEF World Real Estate & Tactical Strategies Fund, Inc.
June 25, 2007

     As to any facts or questions of fact material to the opinions expressed herein, we have relied exclusively upon the aforesaid documents and certificates, and representations and declarations of the officers or other representatives of the Company. We have made no independent investigation whatsoever as to such factual matters.
     In reaching the opinions set forth below, we have assumed, without independent investigation or inquiry, that:
     A. Each natural person executing any of the documents that we have reviewed is legally competent to do so.
     B. All documents submitted to us as originals are authentic, all documents submitted to us as certified or photostatic or facsimile copies conform to the original documents, all signatures on all documents submitted to us for examination are genuine, and all documents submitted to us and public records reviewed are accurate and complete.
     C. All representations, warranties, certifications and statements with respect to matters of fact and other factual information (i) made by public officers, (ii) made by officers or representatives of the Company, including certifications made in the Certificate, and (iii) in corporate records made available to us by the Company, are accurate, true, correct and complete in all material respects.
     D. As to all acts undertaken by any governmental authority, and of those persons purporting to act in any governmental capacity, the persons acting on behalf of the governmental authority have the power and authority to do so, and all actions taken by such persons on behalf of such governmental authority are valid, legal and sufficient.
     E. All governmental permits or approvals reviewed by us are accurate, complete and authentic, and the appropriate regulatory authorities have adhered to applicable legal and procedural requirements.
     F. With respect to the minutes of any meetings of the Directors or any committees thereof of the Company or any shareholders of the Company that we have examined, due notice of the meetings was given or duly waived, the minutes accurately and completely reflect all actions taken at the meetings and a quorum was present and acting throughout the meetings.
     G. Prior to the issuance of the Shares, the Board of Directors, or a duly authorized committee thereof, will determine the number of Shares to be issued (not to exceed 50,000,000) and the price at which the Shares will be offered pursuant to the Registration Statement (the “Pricing Resolution”).
     H. At the time of the issuance of the Shares, the Company will record or cause to be recorded in its stock ledger the name of the persons to whom such shares are issued.

DWS RREEF World Real Estate & Tactical Strategies Fund, Inc.
June 25, 2007

     Based on our review of the foregoing and subject to the assumptions and qualifications set forth herein, it is our opinion that, as of the date of this letter:
     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland.
     2. The issuance of the Shares has been duly and validly authorized by all necessary corporate action on the part of the Company and, when issued and sold in the manner contemplated by the Registration Statement and in the amount and for the price set forth in the Pricing Resolution, such Shares will be validly issued, fully paid and non-assessable.
     In addition to the qualifications set forth above, the opinions set forth herein are also subject to the following qualifications:
     A. The opinions expressed herein are limited to the laws of the State of Maryland, and we express no opinion herein with respect to the effect or applicability of the laws of any other jurisdiction. The opinions expressed herein concern only the effect of the laws (excluding the principles of conflict of laws) of the State of Maryland as currently in effect. We assume no obligation to supplement the opinions expressed herein if any applicable laws change after the date hereof, or if we become aware of any facts that might change the opinions expressed herein after the date hereof.
     B. Notwithstanding anything to the contrary contained herein, we express no opinion concerning the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder, or any decisional laws interpreting any of the provisions of the securities laws of the State of Maryland, or the rules and regulations promulgated thereunder.
     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act.

Sincerely yours,
/s/ Ober, Kaler, Grimes & Shriver,
a Professional Corporation
Ober, Kaler, Grimes & Shriver, a Professional Corporation